Contacts:
Harriet Brand
The Princeton Review
(212) 874-8282 ext. 1091

Robin Raskin
The Princeton Review
(212) 874-8282 ext. 1647

FOR IMMEDIATE RELEASE

The Princeton Review Reports Fourth Quarter and Fiscal Year 2003 Results

New York, NY, March 3, 2004--The Princeton Review, Inc. (Nasdaq: REVU), a leading provider of test preparation, educational support, and college admissions services, today announced financial results for its fourth quarter and fiscal year ended December 31, 2003.

Fourth Quarter and Full Year Financial Highlights

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Revenue for the fourth quarter increased 28% to $27.1 million, versus $21.1 million in the fourth quarter of 2002.  Revenue for the fiscal year ended December 31, 2003 increased nearly 17% to $104.5 million, versus $89.2 million in the corresponding year ago period.

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In the 2003 fourth quarter, the Company reported net income of $2.1 million, or $0.08 per share, as compared to net income of $282,000, or $0.01 per share, in the 2002 fourth quarter. For full-year 2003, the Company recorded net income of $4.3 million, or $0.16 per share, compared to a net loss of ($1.1) million, or ($0.04) per share, in full-year 2002.

“2003 was a solid year.  The company returned to profitability this year after four years of heavy investment in the new businesses, and we broke the $100 million revenue mark,” said John Katzman, Chief Executive Officer of The Princeton Review.  “Q4 was short of our earnings forecast, but we remain on track to build out the company we’ve described.  Each division continues to develop well, and we’re finding synergies among them in such areas as SES programs and high school counseling.  We have a lot of running room in front of us.”

Test Prep

Revenue was up 6% to $71.7 million compared to $67.9 million reported in full-year 2002.  For the same period, student starts increased 8%.  Distance learning and institutional sales performed exceptionally well, making up for slow growth in retail classroom courses. In Q4, the Company launched its Supplemental Educational Services (SES) programs.  The market for these programs is significant and largely untapped, presenting a clear opportunity for future growth.  Lastly, it invested considerable time and resources into creating first-to-market materials for the new SAT.  Over the last several years, this division has averaged 14% growth on a same-store basis, and it is expected to resume that growth this year, driven by SAT enrollment.  SAT student starts in Q4 and in Q1 of 2004 are up an average of 12%, and the serious push to prepare for the revised test begins this summer.

K-12 Services

K-12 Services had an extraordinary year.  Fiscal 2003 revenue more than doubled to $21.5 million versus the prior-year period.  Over the last year, the Company partnered with many of the largest districts in the country, providing them with everything from course materials to analysis and benchmark testing to professional training and curriculum development.  Its success in using assessment to inform instruction has led to expansions of a number of relationships.  In NYC, the Company executed large-scale interim testing and professional development programs.  In Philadelphia, it expanded its Math after-school and summer programs.  In Virginia, it successfully piloted a program to provide online test preparation for the state reading exam, and subsequently won a competitive bid to provide this program statewide.  Further, the Company secured a contract to deliver supplemental services and after-school programs to 51 schools in Providence, RI.

Admissions Services

Admissions Services finished off a strong year with higher education client bookings up 17% to $8.7 million versus $7.4 million last year.  Revenue for the year, however, was flat with a year ago at $11.2 million due to weaker than expected Q4 results.  The shortfall was primarily due to lower business school application processing revenue and lower high school counseling software revenue. However, the division made progress this year. It enhanced its counseling services by delivering the first several thousand electronic transcripts, bringing it closer to offering a totally seamless electronic university application process.  Together with face-to-face services, this division is poised to provide extensive post-secondary counseling support to high schools and middle schools.

Other Financial Updates

Fourth quarter and full-year 2003 results include a one-time, pre-tax gain of approximately $1.0 million ($600,000 after tax) from the sale of preferred stock and rights in Tutor.com, a privately-held provider of one-to-one online tutoring services.

Business Outlook

For the first quarter of 2004, the Company expects revenue in the range of $25 million to $27 million, and a loss of ($0.01) to ($0.03) per share.  For the full-year 2004, the Company expects revenue of between $130 million and $135 million, and EPS in the range of $0.28 to $0.32.

The Princeton Review will review its fourth quarter and full year 2003 financial results and provide additional business highlights on a conference call at 10:00 a.m. Eastern Standard Time today. A copy of this earnings release is available at http://ir.princetonreview.com/releases.cfm. To participate on the live call, investors should dial (913) 981-5559 approximately ten minutes prior to the start time. In addition, the call will be available via live webcast over the Internet. To access the live webcast of the conference call, please go to http://ir.princetonreview.com/medialist.cfm 15 minutes prior to the start time of the call to register. An archived webcast will be available on the Company’s website at http://ir.princetonreview.com/medialist.cfm. Additionally, a replay of the call can be accessed by dialing either (888) 203-1112 or (719) 457-0820, passcode 655844, through March 6, 2004.

About The Princeton Review
The Princeton Review (Nasdaq: REVU) is a pioneer in the world of education. Founded in 1981 and headquartered in New York City, the Company offers classroom and online test preparation, as well as private tutoring, to help students improve their scores in college and graduate school admissions tests. The Company’s free website, www.PrincetonReview.com, helps over half of university-bound students research, apply to, prepare for, and learn how to pay for their higher education, and helps hundreds of colleges and universities streamline their admissions and recruiting activities. In addition, The Princeton Review works with school districts around the U.S. to measurably strengthen students’ academic skills by connecting ongoing assessment with professional development and instruction and by providing districts with college and career resources for both students and guidance counselors. The Company also authors more than 190 print and software titles on test preparation; college and graduate school selection and admissions; and related topics.

Safe Harbor Statement
All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by words such as “believe”, “intend,” “expect”, “may”, “could”, “would”, “will”, “should”, “plan”, “project”, “contemplate”, “anticipate”, or similar statements.  Because these statements reflect The Princeton Review’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties.  The Princeton Review’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for its products and services, its ability to compete effectively, its ability to increase revenue from its newer products and services and the other factors described under the caption “Risk Factors” in The Princeton Review’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.  The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.

- Tables to Follow -

THE PRINCETON REVIEW, INC AND SUBSIDIARIES
(in thousands, except per share data)
Consolidated Statements of Operations

	Three months ended December 31,		Years Ended December 31,

	2003	2002 *	2003	2002 *

Revenue
Test Preparation Services	$14,196	$14,103	$71,719	$67,930
Admissions Services	3,421	3,512	11,218	11,240
K-12 Services	9,452	3,456	21,525	10,066

Total revenue	27,069	21,071	104,462	89,236

Cost of revenue
Test Preparation Services	4,724	4,341	21,906	19,645
Admissions Services	646	849	2,836	2,888
K-12 Services	3,801	1,397	8,328	3,533

Total cost of revenue	9,171	6,587	33,070	26,066

Gross profit	17,898	14,484	71,392	63,170

Operating expenses
Selling, general and administrative	15,158	13,533	64,605	64,353
Impairment of investment	—	344	—	344

Total operating expenses	15,158	13,877	64,605	64,697

Income (loss) from operations	2,740	607	6,787	(1,527)
Interest expense	(179)	(156)	(607)	(624)
Other income (expense)	1,099	89	1,217	325

Income (loss) before (provision) benefit for income taxes	3,660	540	7,397	(1,826)
(Provision) benefit for income taxes	(1,518)	(258)	(3,088)	736

Net income (loss)	$2,142	$282	$4,309	$(1,090)

Basic income (loss) per share	$0.08	$0.01	$0.16	$(0.04)

Diluted income (loss) per share	$0.08	$0.01	$0.16	$(0.04)

Weighted average shares used in computing net income (loss) per share
Basic	27,358	27,262	27,306	27,239

Diluted	27,661	27,349	27,467	27,239

Balance Sheet Data

	December 31, 2003		December 31, 2002

Cash and cash equivalents	$13,937		$11,963
Total assets	121,697		112,116
Long term debt	5,710		5,656
Stockholders’ equity	84,467		79,298

*  Restated to conform to current year presentation